Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-285516
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 2, 2025)
BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST
24,079,175 Rights for 6,019,793 Common Shares of Beneficial Interest
Issuable Upon the Exercise of
Transferable Subscription Rights to Acquire Common Shares of Beneficial Interest

BlackRock Utilities, Infrastructure & Power Opportunities Trust (the “Trust,” “we,” “us” or “our”) is issuing transferable subscription rights (the “Rights”) to our common shareholders (the “Common Shareholders”) to subscribe for an aggregate of 6,019,793 common shares of beneficial interest (each, a “Common Share” and collectively, the “Common Shares”).
The Trust is a diversified, closed‑end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Trust’s investment objectives are to provide total return and income through a combination of current income and long-term capital appreciation. The Trust’s investment adviser is BlackRock Advisors, LLC (the “Advisor”). BlackRock International Limited acts as the Trust’s sub‑adviser (the “Sub‑Advisor”).
The Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “BUI.” Common Shareholders of record as of the close of business on March 9, 2026 (the “Record Date”) will receive one Right for each Common Share held. These Rights are transferable and will allow the holders thereof to purchase additional Common Shares. The Rights will be listed for trading on the NYSE under the symbol “BUI RT” during the course of the Rights offering.
The Rights entitle their holders to purchase one new Common Share for every four Rights held (1 for 4). Any Common Shareholder who owns fewer than four Common Shares as of the close of business on the Record Date may subscribe for one full Common Share. Common Shareholders as of the close of business on the Record Date who fully exercise all Rights initially issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Common Share) will be entitled to subscribe for additional Common Shares that remain unsubscribed as a result of any unexercised Rights. This over-subscription privilege is subject to a number of limitations and subject to allotment.
The subscription price per Common Share (the “Subscription Price”) will be determined based upon a formula equal to 95% of the average of the last reported sales price of a Common Share on the NYSE on the date on which the Rights offering expires, as such date may be extended from time to time, and each of the four (4) preceding trading days provided that, if such price is equal to or above the net asset value (“NAV”) per Common Share at the close of trading on the NYSE on the Expiration Date (as defined below), the subscription price per Common Share will be reduced to $0.01 below NAV per Common Share at the close of trading on the NYSE on the Expiration Date (the “Formula Price”). If, however, the Formula Price is less than 95% of the NAV per Common Share at the close of trading on the NYSE on the Expiration Date, then the Subscription Price will be 95% of the Trust’s NAV per Common Share at the close of trading on the NYSE on the Expiration Date (as defined below). All offering expenses, including sales commissions, will be borne by the Advisor, and not the Trust or any Common Shareholders. The Rights offering will expire at 5:00 p.m., Eastern time, on April 2, 2026, unless extended as described in this Prospectus Supplement (the “Expiration Date”).
On March 6, 2026 (the last trading date prior to the Common Shares trading ex‑Rights), the last reported NAV per share of the Common Shares was $27.38 and the last reported sales price per share of Common Shares on the NYSE was $30.09, representing a premium to net asset value of 9.90%.

This Prospectus Supplement, together with the accompanying prospectus dated June 2, 2025 (the “Prospectus”), sets forth concisely the information about the Trust that a prospective investor should know before investing. You should read this Prospectus Supplement and the accompanying Prospectus, which contain important information, before deciding whether to invest in the Common Shares. You should retain the accompanying Prospectus and this Prospectus Supplement for future reference. A Statement of Additional Information dated June 2, 2025 (“SAI”), containing additional information about the Trust, has been filed with the Securities and Exchange Commission (“SEC”) and, as amended from time to time, is incorporated by reference in its entirety into this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may call (800) 882‑0052, visit the Trust’s website (http://www.blackrock.com) or write to the Trust to obtain, free of charge, copies of the SAI and the Trust’s semi-annual and annual reports, as well as to obtain other information about the Trust or to make shareholder inquiries. The SAI, as well as the Trust’s semi-annual and annual reports, are also available for free on the SEC’s website (http://www.sec.gov). You may also e‑mail requests for these documents to publicinfo@sec.gov. Information contained in, or that can be accessed through, the Trust’s website is not part of this Prospectus Supplement or the accompanying Prospectus. Common Shareholders, banks and brokers please call toll-free at 1‑866‑946‑8126 or please send written requests to Georgeson LLC, 51 West 52nd Street, 6th Floor, New York, 10019.
Investing in Common Shares through Rights involves certain risks that are described in the “Special Characteristics and Risks of the Rights Offering” section of this Prospectus Supplement.
SHAREHOLDERS WHO DO NOT FULLY EXERCISE THEIR RIGHTS MAY, AT THE COMPLETION OF THE RIGHTS OFFERING, OWN A SMALLER PROPORTIONAL INTEREST IN THE TRUST THAN IF THEY EXERCISED THEIR RIGHTS. AS A RESULT OF THE RIGHTS OFFERING YOU MAY EXPERIENCE SUBSTANTIAL DILUTION OF THE AGGREGATE NET ASSET VALUE OF YOUR COMMON SHARES. RIGHTS EXERCISED BY A SHAREHOLDER ARE IRREVOCABLE.
IT IS ANTICIPATED THAT THE TRUST WILL DECLARE A MONTHLY DISTRIBUTION PAYABLE ON MARCH 31, 2026 WITH A RECORD DATE OF MARCH 13, 2026. ANY COMMON SHARES ISSUED AS A RESULT OF THE RIGHTS OFFERING WOULD NOT BE RECORD DATE SHARES FOR THE TRUST’S ANTICIPATED MONTHLY DISTRIBUTION TO BE PAID ON MARCH 31, 2026 AND WILL NOT BE ENTITLED TO RECEIVE SUCH DISTRIBUTION.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Common Share	Total(1)
Estimated subscription price of Common Shares to shareholders exercising Rights(2)	$27.37	$164,761,761.78
Estimated sales load	$0	$0
Estimated proceeds, before expenses, to the Trust(3) (4)	$27.37	$164,761,761.78

(1)
Assumes that all Rights are exercised at the estimated Subscription Price (as described below). All of the Rights may not be exercised, and the estimated Subscription Price may be higher or lower than the actual Subscription Price.

(2)	The estimated Subscription Price to the public is $0.01 below NAV on March 6, 2026. See “Terms of the Rights Offering—Subscription Price.”
(3)
The Advisor, and not the Trust or its Common Shareholders, will bear all expenses incurred in connection with the Rights offering. Offering expenses borne by the Advisor are estimated to be approximately $294,540 in the aggregate, or $0.00 per Common Share (assuming the Rights are fully exercised). Since the Advisor is bearing such expenses, the per Common Share and total proceeds to the Trust are not estimated to be reduced as a result of such offering expenses.

(4)
Funds received by check prior to the final due date of the Rights offering will be deposited into a segregated account pending proration and distribution of Common Shares. The Subscription Agent (as defined in this Prospectus Supplement) may receive investment earnings on the funds deposited into such account.

The Common Shares are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about April 10, 2026, unless extended.
You should not construe the contents of this Prospectus Supplement and the accompanying Prospectus as legal, tax or financial advice. You should consult with your own professional advisors as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Trust.
The Trust’s Common Shares do not represent a deposit or an obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.
The date of this Prospectus Supplement is March 10, 2026.
You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Trust has not authorized anyone to provide you with different information. The Trust is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. This Prospectus Supplement will be amended to reflect material changes to the information contained herein and will be delivered to shareholders. Our business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Trust,” “us,” “our” and “we” refer to BlackRock Utilities, Infrastructure & Power Opportunities Trust, a Delaware statutory trust.

TABLE OF CONTENTS
Prospectus Supplement

Page
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	S‑1
SUMMARY OF THE TERMS OF THE RIGHTS OFFERING	S‑2
DESCRIPTION OF THE RIGHTS OFFERING	S‑7
SUMMARY OF TRUST EXPENSES	S‑17
USE OF PROCEEDS	S‑18
CAPITALIZATION	S‑18
SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS OFFERING	S‑19
TAXATION	S‑20
LEGAL MATTERS	S‑21
FINANCIAL STATEMENTS	S‑21
ADDITIONAL INFORMATION	S‑21
Prospectus

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus Supplement, the accompanying Prospectus and the SAI contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this Prospectus Supplement as well as in the accompanying Prospectus and in the SAI. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC.
Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risks” section of the accompanying Prospectus and “Special Characteristics and Risks of the Rights Offering” in this Prospectus Supplement. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, or in the SAI, are made as of the date of this Prospectus Supplement or the accompanying Prospectus or SAI, as the case may be. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus and the SAI are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).
Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risks” section of the accompanying Prospectus as well as in the “Special Characteristics and Risks of the Rights Offering” section of this Prospectus Supplement. We urge you to review carefully those sections for a more detailed discussion of the risks of an investment in the Common Shares.

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Purpose of the Rights Offering
The Board of Trustees (the “Board”) of the BlackRock Utilities, Infrastructure & Power Opportunities Trust (the “Trust,” “we,” “us” or “our”), based on the recommendations and presentations of BlackRock Advisors, LLC (the “Advisor”), the investment adviser to the Trust, has determined that it is in the best interests of the Trust and holders of its Common Shares (as defined below) to conduct this offering of Rights (as defined below), thereby increasing the assets of the Trust available for investment.

The Advisor and BlackRock International Limited (the “Sub‑Advisor” and, together with the Advisor, the “Advisors”) expect that the Rights offering will provide an opportunity to increase the assets of the Trust available for investment, thereby better enabling the Trust to take advantage more fully of existing and future investment opportunities that may be or may become available, consistent with the Trust’s investment objectives to provide total return and income through a combination of current income and long-term capital appreciation. The Advisors believe that the Trust is well-positioned to deploy net capital into a favorable utilities capex cycle.

The Advisor has an inherent conflict of interest in recommending the Rights offering because the Trust pays fees to the Advisor based on a percentage of the Trust’s Managed Assets (the greater the Managed Assets of the Trust, the greater the compensation paid to the Advisor). “Managed Assets” means the total assets of the Trust (including any assets attributable to money borrowed for investment purposes) minus the sum of the Trust’s accrued liabilities (other than money borrowed for investment purposes).

The Rights offering seeks to provide an opportunity to existing holders of Common Shares (“Common Shareholders”) to purchase Common Shares at a discount to market price. The distribution to Common Shareholders of transferable Rights (as defined below), which may themselves have intrinsic value, also will afford non‑participating Common Shareholders of record on the Record Date (as defined below), the potential of receiving cash payment upon the sale of the Rights, receipt of which may be viewed as partial compensation for dilution of their interests that will occur as a result of the Rights offering. There can be no assurance that a market for the Rights will develop or, if such a market does develop, what the price of the Rights will be. There can be no assurance that the Rights offering (or the investment of the proceeds of the Rights offering) will be successful. See “Description of the Rights Offering—Purpose of the Rights Offering.”

Terms of the Rights Offering
One transferable subscription right (a “Right”) will be issued for each common share of the Trust (each, a “Common Share,” and collectively, the “Common Shares”) held on the Record Date (as defined below). Rights are expected to trade on the New York Stock Exchange (“NYSE”) under the symbol “BUI RT.” The Rights will allow Common Shareholders to subscribe for new Common Shares of the Trust. 24,079,175 Common Shares of the Trust are outstanding as of March 6, 2026. Four Rights will be required to purchase one Common Share (1 for 4) however, any Record Date Shareholder (as defined below) who owns fewer than four Common Shares as of the close of business on the Record Date may subscribe for one full Common Share. Shares of the Trust, as a closed‑end fund, can trade at a discount to net asset value (“NAV”). Upon exercise of the Rights offering, Trust shares may be issued at a price below NAV per Common Share. An over-subscription privilege will be offered, subject to the right of the Board to eliminate the over-subscription privilege. Approximately 6,019,793 Common Shares of the Trust will be issued if all Rights are exercised. See “Terms of the Rights Offering.”

It is anticipated that the Trust will declare a monthly distribution payable on March 31, 2026 with a record date of March 13, 2026. Any Common Shares issued after such record date as a result of the Rights offering will not be record date shares for the Trust’s anticipated monthly distribution to be paid on March 31, 2026 and will not be entitled to receive such distribution.

The exercise of Rights by a Rights holder is irrevocable.

Title	Subscription Rights to Acquire Common Shares of Beneficial Interest

Subscription Price
The final subscription price per Common Share (the “Subscription Price”) will be determined based upon a formula equal to 95% of the average of the last reported sales price of the Trust’s Common Shares on the NYSE on the Expiration Date (as defined below) and each of the four (4) preceding trading days provided that, if such price is equal to or above the NAV per Common Share at the close of trading on the NYSE on the Expiration Date, the Subscription Price per Common Share will be reduced to $0.01 below NAV per Common Share at the close of trading on the NYSE on the Expiration Date (the “Formula Price”). If, however, the Formula Price is less than 95% of the NAV per Common Share of the Trust’s Common Shares at the close of trading on the NYSE on the Expiration Date, then the Subscription Price will be 95% of the Trust’s NAV per Common Share at the close of trading on the NYSE on that day. See “Terms of the Rights Offering.”

Record Date	Rights will be issued to Common Shareholders of record as of the close of business on March 9, 2026 (the “Record Date”). See “Terms of the Rights Offering.”

Number of Rights Issued	One Right will be issued in respect of each Common Share of the Trust outstanding as of the close of business on the Record Date. See “Terms of the Rights Offering.”

Number of Rights Required to Purchase One Common Share	A holder of Rights may purchase one Common Share of the Trust for every four Rights exercised (1 for 4); however, any Record Date

Shareholder (as defined below) who owns fewer than four Common Shares as of the close of business on the Record Date may subscribe for one full Common Share. See “Terms of the Rights Offering.”

Over-Subscription Privilege
Common Shareholders as of the close of business on the Record Date (“Record Date Shareholders”) who fully exercise all Rights initially issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Common Share) generally are entitled, subject to the limitations described herein, to buy those Common Shares, referred to as “over-subscription shares,” that were not purchased by other Rights holders at the same Subscription Price (the “over-subscription privilege”). If enough over-subscription shares are available, all such requests will be honored in full. If the requests for over-subscription shares exceed the over-subscription shares available, the available over-subscription shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Trust. Common Shares acquired pursuant to the over-subscription privilege are subject to allotment. Holders of Rights acquired in the secondary market may not participate in the over-subscription privilege.

Notwithstanding the above, the Board has the right in its absolute discretion to eliminate the over-subscription privilege if it considers it to be in the best interest of the Trust to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the fifth day following the Expiration Date (as defined below). See “Over-Subscription Privilege.”

Any Common Shares issued pursuant to the over-subscription privilege will be shares registered under the Prospectus.

Transfer of Rights	The Rights will be transferable. See “Terms of the Rights Offering,” “Sale of Rights” and “Method of Transferring Rights.”

Subscription Period
The Rights may be exercised at any time after issuance and prior to expiration of the Rights (the “Subscription Period”), which will be 5:00 PM Eastern Time on April 2, 2026 (the “Expiration Date”), unless otherwise extended. See “Terms of the Rights Offering” and “Method of Exercise of Rights.” The Rights offering may be terminated or extended by the Trust at any time for any reason before the Expiration Date. If the Trust terminates the Rights offering, the Trust will issue a press release announcing such termination and will direct the Subscription Agent (defined below) to return, without interest, all subscription proceeds received to such shareholders who had elected to purchase Common Shares.

Offering Expenses	The expenses of the Rights offering are expected to be approximately $294,540 and will be borne by the Advisor, and not the Trust or Common Shareholders. See “Use of Proceeds.”

Sale of Rights
The Rights are transferable until the completion of the Subscription Period and will be admitted for trading on the NYSE under the symbol “BUI RT”. Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE is expected to begin one Business Day prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date. For purposes of this Prospectus Supplement, a “Business Day” shall mean any day on which trading is conducted on the NYSE.

The value of the Rights, if any, will be reflected by their market price on the NYSE. Rights may be sold by individual holders through their broker or financial advisor or may be submitted to the Subscription Agent (defined below) for sale. Any Rights submitted to the Subscription Agent for sale must be received by the Subscription Agent prior to 5:00 PM, Eastern Time, on or before March 26, 2026, five Business Days prior to the Expiration Date (or, if the Subscription Period is extended, prior to 5:00 PM, Eastern Time, on the fifth Business Day prior to the extended Expiration Date).

Rights that are sold will not confer any right to acquire any Common Shares in any over-subscription, and any Record Date Shareholder who sells any Rights will not be eligible to participate in the over-subscription privilege, if any.

Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the Subscription Certificates (as defined below) are mailed to Record Date Shareholders of record and thereafter will be conducted on a regular‑way basis until and including the last NYSE trading day prior to the completion of the Subscription Period. The shares are expected to begin trading ex‑Rights on the Record Date.

If the Subscription Agent receives Rights for sale in a timely manner, the Subscription Agent will use its best efforts to sell the Rights on the NYSE. The Subscription Agent will also attempt to sell any Rights attributable to shareholders of record whose addresses are outside the United States, or who have an APO or FPO address. See “Foreign Restrictions.” The Subscription Agent will attempt to sell such Rights on the NYSE.

Any commissions will be paid by the selling Rights holders. Neither the Trust nor the Subscription Agent will be responsible if Rights cannot be sold and neither has guaranteed any minimum sales price for the Rights. If the Rights can be sold, sales of these Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses (i.e., costs incidental to the sale of Rights).

Shareholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.

Banks, broker-dealers and trust companies that hold shares for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights will not participate in any over-subscription privilege. See “Terms of the Rights Offering.”

Use of Proceeds
The Trust estimates the net proceeds of the Rights offering to be approximately $164,761,761.78. This figure is based on the Subscription Price per Common Share of $27.37 ($0.01 below NAV on March 6, 2026) and assumes all new Common Shares offered are sold and that the expenses related to the Rights offering estimated at approximately $294,540 are paid by the Advisor.

The Advisors anticipate that investment of the proceeds will be made in accordance with the Trust’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months; however, the identification of appropriate investment opportunities pursuant to the Trust’s investment style or changes in market conditions may cause the investment period to extend as long as six months. Pending such investment, the proceeds will be held in short-term, tax‑exempt or taxable investment grade securities or in high quality, short-term money market instruments.

Depending on market conditions and operations, a portion of the cash held by the Trust, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Trust’s distribution policy and may be a return of capital. A return of capital is a return to investors of a portion of their original investment in the Trust. In general terms, a return of capital would involve a situation in which a Trust distribution (or a portion thereof) represents a return of a portion of a shareholder’s investment in the Trust, rather than making a distribution that is funded from the Trust’s earned income or other profits. Although return of capital distributions may not be currently taxable, such distributions would decrease the basis of a shareholder’s shares, and therefore, may increase a shareholder’s tax liability for capital gains upon a sale of shares, even if sold at a loss to the shareholder’s original investments. See “Use of Proceeds.”

Taxation/ERISA	See “Taxation” and “Employee Benefit Plan and IRA Considerations.”

Subscription Agent	Computershare Trust Company, N.A. and Computershare Inc. See “Subscription Agent.”

Information Agent	Georgeson LLC. See “Information Agent.”

DESCRIPTION OF THE RIGHTS OFFERING
Purpose of the Rights Offering
The Board, based on the recommendations and presentations of the Advisor, has determined that it is in best interests of the Trust and its Common Shareholders to conduct the Rights offering, thereby increasing the assets of the Trust available for investment. In making this determination, the Board considered a number of factors, including potential benefits and costs. In particular, the Board considered the Advisors’ opinion that the Rights offering would better enable the Trust to take advantage more fully of existing and future investment opportunities that may be or may become available, consistent with the Trust’s investment objectives to provide total return and income through a combination of current income and long-term capital appreciation.
In making its determination that the Rights offering would result in a net benefit to existing Common Shareholders of the Trust, the Board considered various factors at its meeting held on February 27, 2026. The factors considered by the Board included: (i) the size (including number of Rights needed to purchase one Common Share and size of the Rights offering in relation to the number of Common Shares outstanding), subscription price, pricing (including the pricing formula, as compared to a fixed price, and reasons for selecting the formula) and structure of the Rights offering, including the possible negative effect of the Rights offering on the market price of Common Shares; (ii) the Rights offering, if it is well-subscribed, could increase the liquidity of the Common Shares on the NYSE, where the Trust’s Common Shares are traded, and could increase the number of Common Shareholders over the long term, thus increasing the level of market interest and visibility of the Trust; (iii) the opportunity the Rights offering represents for current Common Shareholders to buy Common Shares at a discount to market price and NAV; (iv) the Advisors’ opinion that raising additional capital would allow the Trust to better capitalize on attractive investment opportunities without having to sell existing positions and that the new investments should be able to help sustain the Trust’s current distribution over the longer term; (v) the size of the current premium to NAV and the impact of the Rights offering on the market price and premium to NAV; (vi) the extent of dilution for: (a) participating Common Shareholders, (b) non‑participating Common Shareholders, and (c) Common Shareholders who are issued fewer than four Rights in the offering; (vii) the benefits and drawbacks of conducting a non‑transferable versus a transferable rights offering and whether a market will exist for the Rights; (viii) the expenses of the Rights offering and the Advisor’s commitment to bear all costs of the Rights offering, which would reduce the effects of dilution as a result of the Rights offering; (ix) the effect on the Trust and its existing Common Shareholders if the Rights offering is not fully subscribed; and (x) the expected lowering of the Trust’s expenses as a proportion of net assets due to the increase in Trust assets as a result of the Rights offering because the Trust’s fixed costs would be spread over a larger asset base. The Board also took into consideration the fact that increasing the Trust’s assets results in a benefit to the Advisor because the management fee paid by the Trust to the Advisor increases as the Trust’s net assets increase. The Board also considered the usual participation level and the effect of rights offerings on shareholder activists.
The Advisor expects that the Rights offering will provide an opportunity to increase the assets of the Trust available for investment. The Advisor believes that the Trust is well-positioned to deploy net capital into a favorable utilities capex cycle. The Advisor has an inherent conflict of interest in recommending the Rights offering because the Trust pays fees to the Advisor based on a percentage of the Trust’s Managed Assets (the greater the Managed Assets of the Trust, the greater the compensation paid to the Advisor).
The Rights offering seeks to provide an opportunity to existing Common Shareholders to purchase Common Shares at a discount to market price. The distribution to Common Shareholders of transferable Rights, which may themselves have intrinsic value, also will afford non‑participating Common Shareholders of record on the Record Date, the potential of receiving cash payment upon the sale of the Rights, receipt of which may be viewed as partial compensation for dilution of their interests that will occur as a result of the Rights offering. There can be no assurance that a market for the Rights will develop or, if such a market does develop, what the price of the Rights will be.

Terms of the Rights Offering
The Trust is issuing to Record Date Shareholders Rights to subscribe for Common Shares of the Trust. Each Record Date Shareholder is being issued one transferable Right for each Common Share owned on the Record Date. The Rights entitle the holder to acquire one new Common Share for every four Rights held (1 for 4) (provided that any Record Date Shareholder who owns fewer than four Common Shares as of the close of business on the Record Date may subscribe for one full Common Share), at a subscription price per Common Share (the “Subscription Price”) determined based upon a formula equal to 95% of the average of the last reported sales price of the Trust’s Common Shares on the NYSE on the Expiration Date (as defined below) and each of the four (4) preceding trading days provided that, if such price is equal to or above the NAV per Common Share at the close of trading on the NYSE on the Expiration Date, the Subscription Price per Common Share will be reduced to $0.01 below NAV per Common Share at the close of trading on the NYSE on the Expiration Date (the “Formula Price”). If, however, the Formula Price is less than 95% of the NAV per Common Share at the close of trading on the NYSE on the Expiration Date, then the Subscription Price will be 95% of the Trust’s NAV per Common Share at the close of trading on the NYSE on that day.
The estimated Subscription Price to the public of $27.37 is $0.01 below NAV on March 6, 2026. Fractional shares will not be issued upon the exercise of the Rights. Accordingly, Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of four; however, any Record Date Shareholder who owns fewer than four Common Shares as of the close of business on the Record Date may subscribe for one full Common Share. Rights may be exercised at any time during the period (the “Subscription Period”) which commences on March 9, 2026, and ends at 5:00 PM Eastern Time on April 2, 2026 (the “Expiration Date”), unless otherwise extended. Shares of the Trust, as a closed‑end fund, can trade at a discount to NAV. Upon exercise of the Rights offering, Trust shares may be issued at a price below NAV per Common Share. The right to acquire one Common Share for every 4 Rights held during the Subscription Period (or any extension of the Subscription Period) at the Subscription Price will be referred to in the remainder of this Prospectus Supplement as the “Rights offering.” Rights will expire on the Expiration Date and thereafter may not be exercised.
It is anticipated that the Trust will declare a monthly distribution payable on March 31, 2026 with a record date of March 13, 2026. Any Common Shares issued after such record date as a result of the Rights offering will not be record date shares for the Trust’s anticipated monthly distribution to be paid on March 31, 2026 and will not be entitled to receive such distribution.
Rights may be evidenced by subscription certificates or may be uncertificated and evidenced by other appropriate documentation (i.e., a rights card distributed to registered shareholders in lieu of a subscription certificate) (“Subscription Certificates”). The number of Rights issued to each holder will be stated on the Subscription Certificate delivered to the holder. The method by which Rights may be exercised and Common Shares paid for is set forth below in “Method of Exercise of Rights” and “Payment for Shares.” A holder of Rights will have no right to rescind a purchase after Computershare Trust Company, N.A. and Computershare Inc. (together, the “Subscription Agent”) has received payment. See “Payment for Shares” below. It is anticipated that the Common Shares issued pursuant to an exercise of Rights will be listed on the NYSE.
Holders of Rights who are Record Date Shareholders are entitled to subscribe for additional Common Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations, allotment and the right of the Board to eliminate the over-subscription privilege. See “Over-Subscription Privilege” below.
For purposes of determining the maximum number of Common Shares that may be acquired pursuant to the Rights offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”), as nominee for the Depository Trust Company (“DTC”), or by any other depository or nominee will be deemed to be the holders of the Rights that are held by Cede or such other depository or nominee on their behalf.

The Rights are transferable until the completion of the Subscription Period and will be admitted for trading on the NYSE under the symbol “BUI RT.” Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels and also sold through the Subscription Agent. Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE is expected to begin one Business Day prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date. Trading of the Rights on the NYSE is expected to be conducted on a when-issued basis until and including the date on which the Subscription Certificates are mailed to Record Date Shareholders of record and thereafter is expected to be conducted on a regular way basis until and including the last NYSE trading day prior to the Expiration Date. The method by which Rights may be transferred is set forth below under “Method of Transferring Rights.” The Common Shares are expected to begin trading ex‑Rights on the Record Date as determined and announced by the NYSE. The Rights offering may be terminated or extended by the Trust at any time for any reason before the Expiration Date. If the Trust terminates the Rights offering, the Trust will issue a press release announcing such termination and will direct the Subscription Agent to return, without interest, all subscription proceeds received to such shareholders who had elected to purchase Common Shares.
Nominees who hold the Trust’s Common Shares for the account of others, such as banks, broker-dealers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the Subscription Certificate and submit it to the Subscription Agent with proper payment. In addition, beneficial owners of the Common Shares or Rights held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with such beneficial owner’s instructions.
Participants in the Trust’s Dividend Reinvestment Plan (the “Plan”) will be issued Rights in respect of the Common Shares held in their accounts in the Plan. Participants wishing to exercise these Rights must exercise the Rights in accordance with the procedures set forth in “Method of Exercise of Rights” and “Payment for Shares.”
Conditions of the Rights Offering
The Rights offering is being made in accordance with the Investment Company Act of 1940, as amended (the “Investment Company Act”), without shareholder approval. The staff of the SEC has interpreted the Investment Company Act as not requiring shareholder approval of a transferable rights offering to purchase common shares at a price below the then current NAV so long as certain conditions are met, including: (i) a good faith determination by a fund’s board that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by shareholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each four rights held.

Important Dates to Remember
Please note that the dates in the table below may change if the Rights offering is extended.

Event	Date
Record Date	March 9, 2026
Subscription Period	March 9, 2026 through April 2 , 2026†
Final Date Rights Will Trade	April 1, 2026
Expiration Date*	April 2, 2026†
Payment for Common Shares and Subscription Certificate or Notice of Guaranteed Delivery Due*	April 2, 2026†
Issuance Date	April 10, 2026†
Confirmation Date	April 10, 2026†

*
A shareholder exercising Rights must deliver to the Subscription Agent by 5:00 PM Eastern Time on April 2, 2026 (unless the Rights offering is extended) either (a) a Subscription Certificate and payment for Common Shares or (b) a notice of guaranteed delivery and payment for Common Shares.

†	Unless the Rights offering is extended.
Over-Subscription Privilege
Rights holders who are Record Date Shareholders and who fully exercise all Rights initially issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Common Share) are entitled to subscribe for additional Common Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment. The Board has the right in its absolute discretion to eliminate the over-subscription privilege with respect to over-subscription shares if it considers it to be in the best interest of the Trust to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the fifth day following the Expiration Date. If the over-subscription privilege is not eliminated, it will operate as set forth below.
Record Date Shareholders who fully exercise all Rights initially issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Common Share) are entitled to buy those Common Shares, referred to as “over-subscription shares,” that were not purchased by other holders of Rights at the same Subscription Price. If enough over-subscription shares are available, all such requests will be honored in full. If the requests for over-subscription shares exceed the over-subscription shares available, the available over-subscription shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Trust. Common Shares acquired pursuant to the over-subscription privilege are subject to allotment. Holders of Rights acquired in the secondary market may not participate in the over-subscription privilege.
Record Date Shareholders who are fully exercising their Rights during the Subscription Period should indicate, on the Subscription Certificate that they submit with respect to the exercise of the Rights issued to them, how many Common Shares they are willing to acquire pursuant to the over-subscription privilege.
To the extent sufficient Common Shares are not available to fulfill all over-subscription requests, unsubscribed Common Shares (the “Excess Shares”) will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of Rights issued to them by the Trust. The allocation process may involve a series of allocations in order to assure that the total number of Common Shares available for over-subscriptions is distributed on a pro rata basis.

The formula to be used in allocating the Excess Shares is as follows:

Shareholder’s Record Date Position	X	Excess Shares Remaining
Total Record Date Position of All Over-Subscribers
Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised during the Subscription Period and the number of Common Shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s subscription was exercised in full. Nominees should also notify holders purchasing Rights in the secondary market that such Rights may not participate in the over-subscription privilege.
The Trust will not otherwise offer or sell any Common Shares that are not subscribed for pursuant to the primary subscription or the over-subscription privilege pursuant to the Rights offering.
Sale of Rights
The Rights are transferable and will be admitted for trading on the NYSE under the symbol “BUI RT.” Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE is expected to begin one Business Day prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date.
The value of the Rights, if any, will be reflected by the market price. Rights may be sold by individual holders through their broker or other financial intermediary. Holders of Rights attempting to sell any unexercised Rights in the open market through their broker or financial advisor may be charged a commission or incur other transaction expenses and should consider the commissions and fees charged prior to selling their Rights on the open market.
Rights that are sold will not confer any right to acquire any Common Shares in any over-subscription privilege, and any Record Date Shareholder who sells any Rights will not be eligible to participate in the over-subscription privilege.
Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the Subscription Certificates are mailed to Record Date Shareholders of record and thereafter will be conducted on a regular‑way basis until and including the last NYSE trading day prior to the Expiration Date. The Common Shares are expected to begin trading ex‑Rights on the Record Date.
Shareholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.
Holders of Rights who are unable or do not wish to exercise any or all of their Rights may contact the Subscription Agent to facilitate the sale of any unexercised Rights. The Subscription Agent will contact other brokers in order to assist Rights holders whose Rights are not currently held at a broker-dealer or other applicable financial intermediary to facilitate the sale of the Rights. Shareholders of record whose addresses are outside the United States, or who have an APO or FPO address, are encouraged to contact the Subscription Agent to facilitate the sale of their Rights if they are otherwise unable or unwilling to exercise the Rights. The selling Rights holder will pay all applicable brokerage commissions incurred. There can be no assurance that the Subscription Agent will be able to facilitate the sale of any of Rights and neither the Trust nor the Subscription Agent has guaranteed any minimum sales price for the Rights.

Method of Transferring Rights
The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register the portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing the transferred Rights). In this event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee.
Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should promptly transfer such Rights to ensure that: (i) the transfer instructions will be received and processed by the Subscription Agent, (ii) a new Subscription Certificate will be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the holder with respect to retained Rights, if any, and (iii) the Rights evidenced by the new Subscription Certificates may be exercised or sold by the recipients thereof prior to the Expiration Date. Neither the Trust nor the Subscription Agent shall have any liability to a transferee or holder of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.
Except for the fees charged by the Subscription Agent (which will be paid by the Advisor as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale, transfer or exercise of Rights will be for the account of the holder of the Rights, and none of these commissions, fees or expenses will be borne by the Trust, the Advisor or the Subscription Agent.
The Trust anticipates that the Rights will be eligible for transfer through, and that the exercise of the Rights may be effected through, the facilities of DTC (Rights exercised through DTC are referred to as “DTC Exercised Rights”).
Subscription Agent
The Subscription Agent is Computershare Trust Company, N.A. and Computershare Inc. The Subscription Agent will receive an amount estimated to be $102,560, comprised of the fee for its services and the reimbursement for certain expenses related to the Rights offering. The Advisor, not the Trust or holders of the Trust’s Common Shares, will pay such amount.
Information Agent
INQUIRIES BY ALL HOLDERS OF RIGHTS SHOULD BE DIRECTED TO: THE INFORMATION AGENT, GEORGESON LLC. SHAREHOLDERS, BANKS AND BROKERS PLEASE CALL TOLL-FREE AT 1‑866‑946‑8126.
Method of Exercise of Rights
Rights may be exercised by completing and signing the Subscription Certificate and delivering the completed and signed Subscription Certificate to the Subscription Agent, together with payment for the Common Shares as described below under “Payment for Shares.” Rights may also be exercised through the broker of a holder of Rights, who may charge the holder of Rights a servicing fee in connection with such exercise.
Completed Subscription Certificates and payment must be received by the Subscription Agent prior to 5:00 PM Eastern Time, on the Expiration Date (unless payment is effected by means of a notice of guaranteed delivery as described below under “Payment for Shares”). Your broker, bank, trust company or other intermediary may impose a deadline for exercising Rights earlier than 5:00 PM, Eastern Time, on the Expiration Date. The Subscription Certificate and payment should be delivered to the Subscription Agent at the following address:
If By Mail:
Computershare
C/O Voluntary Corporate Actions
P.O. Box 43011
Providence, RI 02940-3011
If By Overnight Courier:
Computershare
C/O Voluntary Corporate Actions
150 Royall Street, Suite V
Canton, MA 02021
Payment for Shares
Holders of Rights who acquire Common Shares in the Rights offering may choose between the following methods of payment:
(1) A holder of Rights can send the Subscription Certificate, together with payment in the form of a check (which must include the name of the shareholder on the check) for the Common Shares subscribed for in the Rights offering and, if eligible, for any additional Common Shares subscribed for pursuant to the over-subscription privilege, to the Subscription Agent based on the Subscription Price. To be accepted, the payment, together with the executed Subscription Certificate, must be received by the Subscription Agent at one of the addresses noted above prior to 5:00 PM Eastern Time on the Expiration Date. The Subscription Agent will deposit all share purchase checks received by it prior to the final due date into a segregated account pending proration and distribution of Common Shares. The Subscription Agent will not accept cash as a means of payment for Common Shares.
(2) Alternatively, a subscription will be accepted by the Subscription Agent if, prior to 5:00 PM Eastern Time on the Expiration Date, the Subscription Agent has received a written notice of guaranteed delivery by mail or email from a bank, trust company, or a NYSE member, guaranteeing delivery of a properly completed and executed Subscription Certificate. In order for the notice of guarantee to be valid, full payment for the Common Shares at the Subscription Price must be received with the notice. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed Subscription Certificate is received by the Subscription Agent by the close of business on the first Business Day after the Expiration Date. The notice of guaranteed delivery must be emailed to the Subscription Agent at canoticeofguarantee@computershare.com or delivered to the Subscription Agent at one of the addresses noted above.
A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY CHECK (WHICH MUST INCLUDE THE NAME OF THE SHAREHOLDER ON THE CHECK) DRAWN ON A BANK LOCATED IN THE CONTINENTAL UNITED STATES, MUST BE PAYABLE TO BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST AND MUST ACCOMPANY AN EXECUTED SUBSCRIPTION CERTIFICATE TO BE ACCEPTED.
If a holder of Rights who acquires Common Shares pursuant to the subscription makes payment of an insufficient amount, the Trust reserves the right to take any or all of the following actions: (i) reallocate such subscribed and unpaid‑for Common Shares to Record Date Shareholders exercising the over-subscription privilege who did not receive the full over-subscription requested; (ii) apply any payment actually received by it toward the purchase of the greatest whole number of Common Shares which could be acquired by such holder upon exercise of the Rights or any over-subscription privilege; and (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed Common Shares (in other words, retain such payments) and to enforce the exercising Rights holder’s relevant payment obligation.
Any payment required from a holder of Rights must be received by the Subscription Agent prior to 5:00 PM Eastern Time on the Expiration Date. Issuance and delivery of the Common Shares purchased are subject to collection of checks.
Within seven Business Days following the Expiration Date (the “Confirmation Date”), a confirmation will be sent by the Subscription Agent to each holder of Rights (or, if the Common Shares are held by Cede or any other depository or nominee, to Cede or such other depository or nominee), showing (i) the number of Common Shares acquired pursuant to the subscription and (ii) the number of Common Shares, if any, acquired pursuant to the over-subscription privilege. Any excess payment to be refunded by the Trust to a holder of Rights, or to be paid to a holder of Rights as a result of sales of Rights on its behalf by the Subscription Agent, will be mailed by the Subscription Agent to the holder within seven Business Days after the Expiration Date.
A holder of Rights will have no right to rescind a purchase after the Subscription Agent has received payment either by means of a notice of guaranteed delivery or a check, which must include the name of the shareholder on the check.
Upon acceptance of a subscription, all funds received by the Subscription Agent shall be held by the Subscription Agent as agent for the Trust and deposited in one or more bank accounts. Such funds may be invested by the Subscription Agent in: bank accounts, short-term certificates of deposit, bank repurchase agreements, and disbursement accounts with commercial banks meeting certain standards. The Subscription Agent may receive interest, dividends or other earnings in connection with such deposits or investments.
Holders, such as broker-dealers, trustees or depositories for securities, who hold Common Shares for the account of others, should notify the respective beneficial owners of the Common Shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of the Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Common Shares or Rights held through such a holder should contact the holder and request that the holder effect transactions in accordance with the beneficial owner’s instructions. Banks, broker-dealers, trustees and other nominee holders that hold Common Shares of the Trust for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights may not participate in any over-subscription privilege offered.
THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATES SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE TRUST.
THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT THE CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 PM EASTERN TIME, ON THE EXPIRATION DATE BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Trust, whose determinations will be final and binding. The Trust in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Trust determines in its sole discretion. Neither the Trust nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.
Foreign Restrictions
Offering documents, including Subscription Certificates, will not be mailed to Record Date Shareholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) or who have an APO or FPO address (the “Foreign Shareholders”) if such mailing cannot be made into the non‑U.S. jurisdiction without additional registration and incurring other expense that the Board has determined is not in the best interest of the Trust and its shareholders. In such cases, unless determined to be not in the best interest of the Trust and its shareholders in accordance with the previous sentence, the Subscription Agent will send a letter via regular mail to Foreign Shareholders who own Common Shares directly (“Direct Foreign Shareholders”), as opposed to in “street name” with a broker or other financial intermediary, to notify them of the Rights offering. Direct Foreign Shareholders who wish to exercise their Rights should contact the Information Agent, as described above under “Information Agent,” to facilitate the exercise of such Rights and for instructions or any other special requirements that may apply in order for such Direct Foreign Shareholder to exercise its Rights. Direct Foreign Shareholders who wish to sell their Rights should contact the Subscription Agent and follow the procedures described above under “Sale of Rights.” Direct Foreign Shareholders are encouraged to contact the Trust or the Subscription Agent as far in advance of the Expiration Date as possible to ensure adequate time for their Rights to be exercised or sold. Foreign Shareholders who own Common Shares in “street name” through a broker or other financial intermediary should contact such broker or other financial intermediary with respect to any exercise or sale of Rights. It is the responsibility of the bank, broker or nominee holder to determine whether the beneficial owner is eligible to participate in the jurisdiction in which they reside, as the nominee holder will submit instructions on behalf of the beneficial owner through DTC.
Employee Benefit Plan and IRA Considerations
Holders of Rights that are employee benefit plans subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”), such as employee plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Keogh Plans and Individual Retirement Accounts (“IRA”) (each a “Benefit Plan” and collectively, “Benefit Plans”), should be aware that the use of additional contributions of cash outside of the Benefit Plan to exercise Rights may be treated as additional contributions to the Benefit Plan. When taken together with contributions previously made, such deemed additional contributions may be in excess of tax limitations and subject the Rights holder to excise taxes for excess or nondeductible contributions. In the case of Benefit Plans qualified under Section 401(a) of the Code, additional contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. Benefit Plans contemplating making additional contributions to exercise Rights should consult with their legal and tax counsel prior to making such contributions.
Benefit Plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow to finance their exercise of Rights, they may become subject to the tax on unrelated business taxable income (“UBTI”) under Section 511 of the Code. If any portion of an IRA is used as security for a loan, the portion so used may also be treated as distributed to the IRA depositor.

A Benefit Plan may also be subject to laws, such as ERISA, that impose certain requirements on the Benefit Plan and on those persons who are fiduciaries with respect to the Benefit Plans. Such requirements may include prudence and diversification requirements and require that investments be made in accordance with the documents governing the Benefit Plan. The exercise of Rights by a fiduciary for a Benefit Plan should be considered in light of such fiduciary requirements.
In addition, ERISA and the Code prohibit certain transactions involving the assets of a Benefit Plan and certain persons (referred to as “parties in interest” for purposes of ERISA and “disqualified persons” for purposes of the Code) having certain relationships to such Benefit Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code (or with respect to certain Benefit Plans, such as IRAs, a prohibited transaction may cause the Benefit Plan to lose its tax‑exempt status). In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the exercise of the Rights and holding of the Common Shares. These class exemptions include, without limitation, PTCE 84‑14 respecting transactions determined by independent qualified professional asset managers, PTCE 90‑1 respecting insurance company pooled separate accounts, PTCE 91‑38 respecting bank collective investment funds, PTCE 95‑60 respecting life insurance company general accounts and PTCE 96‑23 respecting transactions determined by in‑house asset managers, PTCE 84‑24 governing purchases of shares in investment companies and PTCE 75‑1 respecting sales of securities. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Benefit Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Benefit Plan involved in the transaction) solely by reason of providing services to the Benefit Plan or by relationship to a service provider, provided that the Benefit Plan receives no less, nor pays no more, than adequate consideration. There can be no assurance that all of the conditions of any such exemptions or any other exemption will be satisfied at the time that the Rights are exercised, or thereafter while the Common Shares are held, if the facts relied upon for utilizing a prohibited transaction exemption change.
Due to the complexity of these rules and the penalties for noncompliance, fiduciaries of Benefit Plans should consult with their legal and tax counsel regarding the consequences of their exercise of Rights under ERISA, the Code and other similar laws.

SUMMARY OF TRUST EXPENSES
The following table and example are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in our Common Shares as a percentage of net assets attributable to Common Shares. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the Rights offering.

Shareholder Transaction Expenses

Sales load (as a percentage of offering price)(1)	None

Offering expenses borne by the Trust (as a percentage of offering price)(1)	None

Dividend reinvestment plan fees	$0.02 per share for open-market purchases of common shares(2)

Dividend reinvestment plan sale transaction fee	$2.50	(2)

Estimated Annual Expenses (as a percentage of net assets attributable to Common Shares)
Management fees(3)(4)	1.00%
Other Expenses(5)	0.08%
Total Annual Expenses(6)	1.08%
Fee Waivers and/or Expense Reimbursements(4)	(0.01)%

Total Annual Expenses after Fee Waivers and/or Expense Reimbursements(4)	1.07%

(1)
Total offering expenses, which will be borne by the Advisor and not the Trust or Common Shareholders, are estimated to be $294,540 in the aggregate, or approximately 0.18% of the estimated Subscription Price, which assumes that the Rights offering is fully subscribed.

(2)
Computershare Trust Company, N.A.’s (in such capacity, the “Reinvestment Plan Agent”) fees for the handling of the reinvestment of dividends will be paid by the Trust. However, you will pay a $0.02 per share fee incurred in connection with open-market purchases, which will be deducted from the value of the dividend. You will also be charged a $2.50 sales fee and pay a $0.15 per share fee if you direct the Reinvestment Plan Agent to sell your Common Shares held in a dividend reinvestment account. Per share fees include any applicable brokerage commissions the Reinvestment Plan Agent is required to pay.

(3)	The Advisor receives an annual fee, payable monthly, in a maximum amount equal to 1.00% of the average daily value of the assets of the Trust.
(4)
The Trust and the Advisor have entered into a fee waiver agreement (the “Fee Waiver Agreement”), pursuant to which the Advisor has contractually agreed to waive the management fee with respect to any portion of the Trust’s assets attributable to investments in any equity and fixed-income mutual funds and exchange-traded funds managed by the Advisor or its affiliates and other exchange-traded products sponsored by the Advisor or its affiliates, in each case that have a contractual management fee, through June 30, 2027. In addition, pursuant to the Fee Waiver Agreement, the Advisor has contractually agreed to waive its management fees by the amount of investment advisory fees the Trust pays to the Advisor indirectly through its investment in money market funds managed by the Advisor or its affiliates, through June 30, 2027. The Fee Waiver Agreement may be terminated at any time, without the payment of any penalty, only by the Trust (upon the vote of a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act) of the Trust) or a majority of the outstanding voting securities of the Trust, upon 90 days’ written notice by the Trust to the Advisor.

(5)
“Other Expenses” have been restated to reflect current offering expenses borne by the Trust, which is none. Other expenses are estimated assuming net proceeds of the Rights offering to be approximately $164,761,761.78, based on the estimated Subscription Price per Common Share of $27.37 ($0.01 below NAV on March 6, 2026), assuming all new Common Shares offered are sold and that the expenses related to the Rights offering estimated at approximately $294,540 are paid by the Advisor.

(6)	The Total Annual Expenses do not correlate to the ratio of expenses to average net assets given in the Trust’s most recent annual report, which included offering expenses borne by the Trust.
The purpose of the table above and the examples below is to help you understand all fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

Example
The following example illustrates the expenses that you would pay on a $1,000 investment in common shares, assuming (i) total net annual expenses of 1.07% of net assets attributable to common shares, and (ii) a 5% annual return:

	1 Year	3 Years	5 Years	10 Years
Total expenses incurred	$21	$44	$69	$141

*
The example should not be considered a representation of future expenses. The example assumes that the estimated “Other expenses” set forth in the Estimated Annual Expenses table are accurate and that all dividends and distributions are reinvested at NAV. Actual expenses may be greater or less than those assumed. Moreover, the Trust’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

USE OF PROCEEDS
The Trust estimates the net proceeds of the Rights offering to be approximately $164,761,761.78 based on the estimated Subscription Price per Common Share of $27.37 ($0.01 below NAV on March 6, 2026), assuming all new Common Shares offered are sold and that the expenses related to the Rights offering estimated at approximately $294,540 are paid by the Advisor.
The net proceeds from the Rights offering hereunder will be invested in accordance with the Trust’s investment objectives and policies as set forth in this Prospectus Supplement and the accompanying Prospectus. We currently anticipate that we will be able to invest all of the net proceeds in accordance with our investment objectives and policies within approximately three months of the receipt of such proceeds. Pending such investment, it is anticipated that the proceeds will be invested in short-term, tax‑exempt or taxable investment grade securities or in high quality, short-term money market instruments. Depending on market conditions and operations, a portion of the cash held by the Trust, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Trust’s distribution policy and may be a return of capital. A return of capital is a return to investors of a portion of their original investment in the Trust. In general terms, a return of capital would involve a situation in which a Trust distribution (or a portion thereof) represents a return of a portion of a shareholder’s investment in the Trust, rather than making a distribution that is funded from the Trust’s earned income or other profits. Although return of capital distributions may not be currently taxable, such distributions would decrease the basis of a shareholder’s shares, and therefore, may increase a shareholder’s tax liability for capital gains upon a sale of shares, even if sold at a loss to the shareholder’s original investments.
CAPITALIZATION
The following table sets forth the unaudited capitalization of the Trust as of December 31, 2025 and its adjusted capitalization assuming the Common Shares available in the Rights offering discussed in this Prospectus Supplement had been issued.

	Actual as of December 31, 2025	As Adjusted
	(audited)	(unaudited)
Shareholders’ equity applicable to Common Shares:
Common Shares	24,064,735	30,084,529
Paid‑in Capital*	409,502,439	574,264,201
Distributions in excess of net investment income, net realized gain on investments, futures contracts, and foreign currency transactions	30,378,945	30,378,945
Accumulated Gain/(Loss)	124,190	124,190

	Actual as of December 31, 2025	As Adjusted
	(audited)	(unaudited)
Net depreciation	151,042,989	151,042,989
Net Assets applicable to Common Shares	591,048,563	755,810,325
Net Asset Value	24.56	25.12

*	As adjusted paid‑in surplus reflects the issuance of 6,019,793 Common Shares issued in the primary subscription at the estimated Subscription Price of $27.37.
SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS OFFERING
Risk is inherent in all investing. Therefore, before investing in the Common Shares you should consider the risks associated with such an investment carefully. See “Risks” in the Prospectus. The following summarizes some of the matters that you should consider before investing in the Trust through the Rights offering:
Dilution. Record Date Shareholders who do not fully exercise their Rights will, at the completion of the Rights offering, own a smaller proportional interest in the Trust than owned prior to the Rights offering. The completion of the Rights offering will result in immediate voting dilution for such shareholders. In addition, because the Subscription Price will be less than the NAV per Common Share as of the Expiration Date, the completion of this Rights offering will result in an immediate dilution of the NAV per Common Share for all existing Common Shareholders (i.e., will cause the NAV per Common Share to decrease). As a result, existing Common Shareholders will experience immediate dilution even if they fully exercise their Rights. The amount of such dilution is not currently determinable because it is not known how many Common Shares will be subscribed for, what the NAV per Common Share or market price of the Common Shares will be on the Expiration Date or what the Subscription Price per Common Share will be. If the Subscription Price is substantially less than the current NAV per Common Share, this dilution could be substantial.
You will experience an immediate dilution of the aggregate NAV per Common Share if you do not participate in the Rights offering and will experience a reduction in the NAV per Common Share whether or not you exercise your Rights, as the Subscription Price will be below the Trust’s NAV per Common Share on the Expiration Date, because:

•	the offered Common Shares are being sold at less than their current NAV; and

•	the number of Common Shares outstanding after the Rights offering will have increased proportionately more than the increase in the amount of the Trust’s net assets.
Furthermore, if you do not participate in the over-subscription, if it is available, your percentage ownership will also be diluted. The Trust cannot state precisely the amount of dilution because it is not known at this time what the NAV per Common Share will be on the Expiration Date or what proportion of the Rights will be exercised or what the Subscription Price per Common Share will be. The impact of the Rights offering on NAV per Common Share is shown by the following example, assuming the Rights offering is fully subscribed and the estimated Subscription Price of $27.37:

Scenario(1)
NAV(2)	$27.38
Subscription Price(3)	$27.37
Reduction in NAV ($)	$—
Reduction in NAV (%)	0.00%

(1)	The example assumes the full primary subscription and the over-subscription privilege are exercised. Actual amounts may vary due to rounding.

(2)	For illustrative purposes only. It is not known at this time what the NAV per Common Share will be on the Expiration Date.
(3)
For illustrative purposes only; reflects an estimated Subscription Price of $27.37 ($0.01 below NAV on March 6, 2026). It is not known at this time what the Subscription Price will be on the Expiration Date.

If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement. Any cash you receive from selling your Rights may serve as partial compensation for dilution of your interest in the Trust. The Trust cannot give assurance, however, that a market for the Rights will develop or that the Rights will have any marketable value.
Additionally, the fact that the Advisor, and not the Trust, is paying all offering expenses (which include, among other items, the expenses of preparing, printing and mailing the prospectus and Rights subscription materials for the Rights offering, SEC registration fees and the fees assessed by service providers (including the cost of the Trust’s counsel and independent registered public accounting firm)) may reduce the effects of dilution as a result of the Rights offering since the Trust’s net assets will not additionally be reduced by the expenses of conducting the Rights offering and since the Trust will receive as proceeds from the Rights offering the full Subscription Price for each Common Share issued.
The Trust’s largest shareholders could increase their percentage ownership in the Trust through the exercise of the primary subscription and over-subscription privilege.
Risks of Investing in Rights. Shares of closed‑end funds such as the Trust frequently trade at a discount to NAV. The Subscription Price may be greater than the market price of a Common Share on the Expiration Date. If that is the case, the Rights will have no value, and a person who exercises Rights will experience an immediate loss of value.
Increase in Share Price Volatility; Decrease in Share Price. The Rights offering may result in an increase in trading of the Common Shares, which may increase volatility in the market price of the Common Shares. The Rights offering may result in an increase in the number of shareholders wishing to sell their Common Shares, which would exert downward price pressure on the price of Common Shares.
Under-Subscription. It is possible that the Rights offering will not be fully subscribed. Under-subscription of the Rights offering would have an impact on the net proceeds of the Rights offering and whether the Trust achieves any benefits.
TAXATION
The following is a general summary of the U.S. federal income tax consequences of the Rights offering to Record Date Shareholders who are U.S. persons for U.S. federal income tax purposes. The following summary supplements the discussion set forth in the accompanying Prospectus and SAI and is subject to the qualifications and assumptions set forth therein. The discussion set forth herein does not constitute tax advice and potential investors are urged to consult their own tax advisers to determine the tax consequences of investing in the Trust.
Please refer to the “Tax Matters” sections in the Trust’s Prospectus and SAI for a description of the consequences of investing in the Trust’s Common Shares. Special tax considerations relating to this Rights offering are summarized below:

•	The value of a Right will not be includible in the income of a Common Shareholder at the time the subscription Right is issued.

•
The basis of a Right issued to a Common Shareholder will be zero, and the basis of the share with respect to which the Right was issued (the old share) will remain unchanged, unless either (a) the fair market value of the Right on the date of distribution is at least 15% of the fair market value of the old share, or (b) such Common Shareholder affirmatively elects (in the manner set out in Treasury regulations under the Code) to allocate to the Right a portion of the basis of the old share. If either (a) or (b) applies, such Common Shareholder must allocate basis between the old share and the Right in proportion to their fair market values on the date of distribution.

•	The basis of a Right purchased in the market will generally be its purchase price.

•	The holding period of a Right issued to a Common Shareholder will include the holding period of the old share.

•
No loss will be recognized by a Common Shareholder if a Right distributed to such Common Shareholder expires unexercised because the basis of the old share may be allocated to a Right only if the Right is exercised. If a Right that has been purchased in the market expires unexercised, there will be a recognized loss equal to the basis of the Right.

•
Any gain or loss on the sale of a Right will be a capital gain or loss if the Right is held as a capital asset (which in the case of a Right issued to Record Date Shareholders will depend on whether the old share is held as a capital asset), and will be a long term capital gain or loss if the holding period is deemed to exceed one year.

•
No gain or loss will be recognized by a Common Shareholder upon the exercise of a Right, and the basis of any Common Share acquired upon exercise (the new Common Share) will equal the sum of the basis, if any, of the Right and the subscription price for the new Common Share. The holding period for the new Common Share will begin on the date when the Right is exercised (or, in the case of a Right purchased in the market, potentially the day after the date of exercise).

The foregoing is a general and abbreviated summary of the provisions of the Code and the Treasury regulations in effect as they directly govern the taxation of the Trust and holders of its Common Shares, with respect to U.S. federal income taxation only. Other tax issues such as state and local taxation may apply. Investors are urged to consult their own tax advisers to determine the tax consequences of investing in the Trust. These provisions are subject to change by legislative or administrative action, and any such change may be retroactive.
LEGAL MATTERS
Willkie Farr & Gallagher LLP serves as counsel to the Trust. Certain legal matters in connection with the Common Shares will be passed upon for the Trust by Morris, Nichols, Arsht & Tunnell LLP.
FINANCIAL STATEMENTS
The audited annual financial statements of the Trust for the fiscal year ended December 31, 2025 are incorporated by reference into this Prospectus Supplement, the accompanying Prospectus and the SAI.
ADDITIONAL INFORMATION
This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Trust with the SEC under the Securities Act and the Investment Company Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Trust and the common shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (http://www.sec.gov).

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST
24,079,175 Rights for 6,019,793 Common Shares of Beneficial Interest
Subscription Rights to Acquire Common Shares of Beneficial Interest
Issuable Upon Exercise of Rights to Subscribe for
Such Common Shares of Beneficial Interest
PROSPECTUS SUPPLEMENT
March 10, 2026
Until April 6, 2026 (25 days after the date of this Prospectus Supplement), all dealers that buy, sell or trade the common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.